INTELLECTUAL PROPERTY LICENSE AGREEMENT

This License Agreement (this "**Agreement**") is dated as of February 18, 2022 (the "**Effective Date**") by and among Radical Clean Solutions Ltd, a New York corporation. (hereinafter referred to as "**LICENSOR**"), and AgriFORCE Growing Systems, Ltd., a corporation organized under laws of British Columbia (hereinafter referred to as "**LICENSEE**"). LICENSOR and LICENSEE may be referred to herein collectively as the "Parties" and individually each as a "Party."

RECITALS

WHEREAS, LICENSOR owns certain intellectual property rights relating to its proprietary hydroxyl bacteria, virus, mold, odorous and VOCs pollutants elimination devices throughout the world;

WHEREAS, LICENSEE seeks to acquire the right to use the intellectual property rights to sell, market and product the RCS line of products worldwide pursuant to the terms and conditions of this Agreement; and

WHEREAS LICENSOR and LICENSEE will, in addition, work in good faith and provide best efforts to develop and file together a Patent specific for Controlled Environment Agriculture (CEA) within 90 days, with filing and development cost paid for by LICENSEE.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other valuable and legally sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. Definitions. The following terms shall have the following meaning when used in this Agreement, unless expressly noted otherwise:

A. "Confidential Information" of a Party means any and all technical information, samples, formulas, financial information, test results, trade secrets, material and and other documents, ideas and reports of the Party ("Disclosing Party") which such Party believes to be confidential, in each case which is communicated to the other Party ("Receiving Party") to this Agreement. Such Confidential Information shall be marked or otherwise identified as "Confidential" by the Disclosing Party.

B. "Effective Date" shall mean February 18, 2022.

C. "Field of Use" shall mean for the sectors of CEA (Controlled Environment Agriculture) facilities and Labs; Food Manufacturing Facilities and Food Warehousing. Food Manufacturing includes Liquid Food Beverages other than Alcoholic Beverages and Hydration Beverages (water, soda, etc.), and includes the Company's Hydroxyl Generators and Devices to commercial food manufacturing facilities and food warehousing entities other than restaurants and entities that primarily engage in the sale of alcoholic beverages and hydration beverages such as water and soda.

D. "Improvements" shall mean patentable and non-patentable inventions, discoveries, technology, modifications, and information of any type whatsoever, including without limitation, methods, processes, technical information, knowledge, experience and know-how which utilize, incorporate, derive from, or are based on the intellectual property licensed under this Agreement, or could not be conceived, developed or reduced to practice but for the use of the intellectual property licensed under this Agreement.

E. "Know-How" shall mean general and specific knowledge, experience, and information known to LICENSOR, not in written or printed form, applicable to the sale of products and services by LICENSEE or its delegate.

F. "Licensed Products" shall mean the LICENSOR's proprietary hydroxyl bacteria, virus, mold, odorous and volatile organic compounds (VOCs) pollutants elimination devices and any software related thereto.

G. "Licensed Territory" shall mean worldwide.

H. "Other Intellectual Property Rights" shall mean copyrights (registered or unregistered, published or unpublished), and design patents, all rights in graphics standards manuals, product manuals, operating manuals, service manuals, parts manuals, catalogs, advertisements, promotional materials, software, product specifications, blueprints, engineering drawings, designs, product sketches, customer lists, processes, drawings, test data, formulations and other proprietary information owned by LICENSOR, but not included in the definitions of Trademarks, Patents, Know-How, and Trade Secrets and that are necessary for the sale of Licensed Products by LICENSEE.

I. "Patents" shall mean the patents and patent applications listed in Appendix A as well as any and all applications and patents that claim priority to such patents and patent applications and any continuations, divisionals, continuations-in-part, extensions, reissues inventors certificates, utility models, or equivalent rights of any kind anywhere throughout the world.

J. "Licensed Technology" shall mean the Patents, Trade Secrets, and Other Intellectual Property.

K. "Term" is defined in Section XV of this Agreement.

L. "Trademarks" shall mean the trademarks (registered or unregistered) owned by LICENSOR and listed in Appendix B and which may be used by LICENSEE in the promotion and sale of Licensed Products.

M. "Trade Secrets" shall mean confidential business information and other proprietary information including designs, research and development information, technical information, specifications, data, databases, inventions, and other confidential information disclosed by LICENSOR to LICENSEE and applicable to the production and sale of products and services by LICENSEE.

II. Trademark License

LICENSOR hereby grants to LICENSEE a sole, non-transferable, sub-licensable, worldwide, royalty-free, fully paid up, perpetual, irrevocable and exclusive license to use the Trademarks on the Licensed Products and on advertising and promotional materials in the Licensed Territory for the Field of Use during the term of this Agreement throughout the Licensed Territory. LICENSOR shall retain sole and exclusive ownership of the Trademarks and all goodwill and rights related thereto in the Licensed Territory. All goodwill created as a result of the use of the Trademarks pursuant to this Agreement shall inure to the benefit of LICENSOR. LICENSEE understands and agrees that nothing in this Agreement shall be interpreted as conferring any ownership rights upon LICENSEE or any sublicensee with respect to the Trademarks. LICENSEE shall not sub-license any of the Trademarks without the prior consent of Licensor.

III. Patent License

LICENSOR hereby grants to LICENSEE a sole and exclusive license to, use, offer to sell, sell, import Licensed Products within the Licensed Territory. LICENSEE understands and agrees that nothing in this Agreement shall be interpreted as conferring any ownership rights upon LICENSEE or any sublicensee with respect to the Patents.

IV. Know-How License

LICENSOR hereby grants to LICENSEE a sole, irrevocable and exclusive license in the Licensed Territory to use the Know-How in the commercialization of Licensed Products. LICENSEE understands and agrees that nothing in this Agreement shall be interpreted as conferring any ownership rights upon LICENSEE or any sublicensee with respect to the Know-How.

V. Trade Secret License

LICENSOR hereby grants to LICENSEE a sole, irrevocable and exclusive license to use the Trade Secrets in the Licensed Territory in the commercialization of Licensed Products. LICENSEE understands and agrees that nothing in this Agreement shall be interpreted as conferring any ownership rights upon LICENSEE or any sublicensee with respect to the Trade Secrets.

VI. Other Intellectual Property License

LICENSOR hereby grants to LICENSEE a sole, irrevocable and exclusive license to use the Other Intellectual Property Rights in the Licensed Territory in the sale, marketing and distribution of Licensed Products. LICENSEE understands and agrees that nothing in this Agreement shall be interpreted as conferring any ownership rights upon LICENSEE or any sublicensee with respect to the Other Intellectual Property Rights.

VII. Exclusivity

The licenses granted from LICENSOR to LICENSEE under this Agreement to Trademarks, Patents, Know-How, Trade Secrets, and Other Intellectual Property shall be sole and exclusive to LICENSEE in the Licensed Territory during the Term of this Agreement. In the event

that this Agreement is terminated early by LICENSOR for an uncured breach by LICENSEE under Section XVI(C) of this Agreement, then such licenses shall automatically convert to non-exclusive licenses, and LICENSOR shall be free to grant non-exclusive licenses to third parties within the Licensed Territory thereafter.

VIII. Improvements Ownership and Licenses

Improvements shall be owned by the Party responsible for conceiving such Improvements, and such owning Party shall be responsible, at its complete discretion, whether and where to pursue patent or other intellectual property protection. Should one Party decide to not pursue a patent or other intellectual property protection for an Improvement, the other Party shall be given the opportunity to pursue that patent or other intellectual property protection for that Improvement. LICENSEE agrees to grant and hereby does grant to LICENSOR, outside of the Licensed Territory, an exclusive, royalty-free license for any purpose other than the Field of Use under any LICENSEE Improvement conceived or developed by or on behalf of LICENSEE, any patent or patent application disclosing such LICENSEE Improvement, and any such LICENSEE Improvement Know-How. LICENSOR agrees to grant and hereby does grant to LICENSEE, within the Licensed Territory, an exclusive, royalty-free license for the Field of Use any LICENSOR Improvement conceived or developed by or on behalf of LICENSOR, any patent or patent application disclosing such LICENSOR Improvement, and any such LICENSOR Improvement Know-How as if the LICENSOR Improvement forms part of the Licensed Technology.

Jointly created Improvements shall be co-owned by both LICENSOR and LICENSEE subject to Field of Use restrictions. LICENSEE shall enjoy exclusive use of any jointly created Improvement within the Field of Use as if LICENSEE solely owned the jointly created Improvement. LICENSOR shall enjoy exclusive use of any jointly created Improvement outside the Field of Use as if LICENSOR solely owned the jointly created Improvement.

IX. Fees

A. Technology Fee. In consideration for the rights granted herein, LICENSEE has paid a fee of $250,000.00. The Parties acknowledge that this fee has already been provided on October 4, 2021, as a Research and Development fee.

B. License Fee. LICENSEE shall pay a one-time, lump sum license fee in the amount of $250,000 in addition to the Technology Fee.

C. Timing of Payments. LICENSEE shall pay the License Fee to LICENSOR within 2 weeks from the time of execution of this Licensing Agreement.

X. Protection and Enforcement

A. In the event that LICENSEE learns of any infringement or unauthorized use of any of the Trademarks, Patents, Know-How, Trade Secrets, or Other Intellectual Property Rights, it shall notify LICENSOR of this infringement. LICENSEE shall have the right to take any action reasonably necessary to stop the infringement or unauthorized use within the Licensed Territory. Under this circumstance LICENSEE shall control the litigation, and all costs, including attorneys fees, shall be borne by LICENSEE. Under this circumstance, LICENSEE shall retain all damages recovered, subject to the License Fee and Royalty Payments owed to LICENSOR hereunder. LICENSOR further agrees to cooperate with and assist LICENSEE in any manner reasonably necessary for enforcing the rights in the Trademarks, Patents, Know-How, Trade Secrets, and Other Intellectual Property Rights, including being named as a plaintiff to any infringement action initiated pursuant to this section.

B. If LICENSEE refuses or declines to take action to challenge an infringement or unauthorized use, LICENSOR shall have the right, but not the obligation, to pursue such infringement or unauthorized use on behalf of LICENSEE. LICENSOR may retain any and all monetary recovery up to an amount equal to its costs and expenses incurred in the action and any recovery in excess of that amount shall be split 50%/50% between the parties.

C. LICENSOR agrees to maintain all of the Patents in the Licensed Territory and, in the event that LICENSOR is unwilling or unable to maintain the Patents, LICENSOR shall immediately notify LICENSEE, and LICENSEE shall have the right to take over such maintenance. In such a case, LICENSOR agrees to assign ownership of such Patents to LICENSEE, subject to all payments to LICENSOR as set forth hereunder. All new patents shall be maintained by the owner thereof.

XI. Nondisclosure of Confidential Information.

A. All Confidential Information shall be maintained in confidence by the Receiving Party. Each Party shall use reasonable efforts to prevent the disclosure and to limit the dissemination of Confidential Information. Disclosure of Confidential Information may only be made to employees or authorized subcontractors and agents who have a need to know and who have agreed to observe identical or equivalent restrictions and limitations on the disclosure and use of Confidential Information. The standard of care imposed on each Party for protecting the Confidential Information of the other Party shall be no less than the standard degree of care that the Party uses to protect its own confidential information of like importance. The obligation to maintain Confidential Information in confidence shall survive termination or expiration of this Agreement.

B. This Agreement imposes no obligation of confidentiality with respect to information that (i) was, at the time of disclosure, published or otherwise in the public domain, (ii) after disclosure becomes part of the public domain other than through a breach of this Agreement, (iii) was known to the Receiving Party prior to receipt from the Disclosing Party, provided such knowledge can be adequately substantiated, (iv) becomes known to the Receiving Party from a source that legally derives such information independently of the Disclosing Party under this Agreement, (v) the Receiving Party can demonstrate that it developed without reference to any Confidential Information provided pursuant to this Agreement, (vi) is freely disclosed by the owner of the Confidential Information to a third party without an obligation of confidentiality or nondisclosure, or (vii) is disclosed pursuant to law, regulation or other lawful order or process, provided that the Party from whom disclosure is sought will promptly notify the owner of the Confidential Information of the disclosure requirement to permit the owner to oppose or limit such disclosure.

C. Nothing set forth hereunder shall be construed as preventing LICENSOR from making any and all disclosures required under U.S. securities law and regulation. The obligations of confidentiality contained in this Agreement shall not restrict any disclosure by Receiving Party to the extent the Receiving Party is required to disclose the Confidential Information by applicable law or a court of competent jurisdiction; provided, however, that it shall not make any such disclosure without first notifying the Disclosing Party and allowing the Disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure. In the event that such protective order or other remedy is not obtained, the Receiving Party shall use reasonable efforts to furnish only that portion of the Confidential Information which it is legally required to provide.

XII. WARRANTIES

LICENSOR warrants that it owns all rights to the Trademarks and Licensed Technology, that no other person, firm, company, corporation, or entity has any interest in or right or claim to the Licensed Technology, or to any part thereof, and that LICENSOR has the right to make the grants and satisfy its obligations under this Agreement.

LICENSOR WARRANTS THAT IT IS NOT AWARE OF ANY INFRINGEMENT OF ANY THIRD PARTY RIGHTS OR ALLEGATIONS OF ANY THIRD PARTY RIGHTS THAT HAVE RESULTED OR MAY RESULT FROM THE USE OF THE LICENSED TECHNOLOGY OR THE MANUFACTURE, USE, OR SALE OF THE LICENSED PRODUCTS, AND THAT IT IS NOT AWARE OF ANY THIRD PARTIES INFRINGING ANY OF THE TRADEMARKS OR LICENSED TECHNOLOGY. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES REGARDING THE ACCURACY, RELIABILITY, OR UTILITY OF THE INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT AND THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, USAGE OF TRADE, ARE HEREBY EXPRESSLY DISCLAIMED.

XIII. LIMITATION OF LIABILITY

EXCEPT FOR CLAIMS BASED ON WILLFUL MISCONDUCT AND AS OTHERWISE SET FORTH HEREIN, NEITHER PARTY WILL BE LIABLE TO THE OTHER, OR TO ANY OTHER PERSON FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF ANTICIPATED REVENUES OR PROFITS, ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR THE INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT, STATUTE, OR OTHER LEGAL THEORY, EVEN IF A REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. LICENSOR SHALL BE LIABLE TO LICENSEE FOR THE USE OR APPLICATION BY LICENSEE OF ANY INFORMATION, TECHNOLOGY, SYSTEMS, OR INTELLECTUAL PROPERTY PROVIDED BY LICENSOR THAT INFRINGES ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

XIV. Term

The Term of this Agreement shall be deemed to have commenced on the Effective Date and shall remain in effect until the termination of this Agreement as provided herein. The licenses herein to Trademarks, Know-How, Trade Secrets, and Other Intellectual Property shall survive the expiration or termination of this Agreement.

XV. Bankruptcy

Bankruptcy or Insolvency In the event that LICENSOR becomes insolvent or declares bankruptcy, the licenses granted herein and all associated terms and conditions shall remain in full effect, and LICENSEE shall be entitled to all protections provided by 11 U.S.C. § 365(n) of U.S. Federal Bankruptcy Code, for which the present Agreement shall be considered to be an executory contract. In the event of the bankruptcy or insolvency of LICENSEE, this Agreement shall terminate, and all licenses hereunder shall be automatically null and void.

XVI. Indemnification

LICENSEE agrees to indemnify and hold harmless LICENSOR from and against any and all claims, demands, actions, causes of action, losses, and expense (including reasonable attorneys' fees) resulting from any suit, demand, or claim by any third party alleging facts or circumstances which involve any negligent act or omission by LICENSEE or any breach by LICENSEE of any obligation imposed upon it pursuant to this Agreement.

LICENSOR agrees to indemnify and hold harmless LICENSEE from and against any and all claims, demands, actions, causes of action, losses, and expense (including reasonable attorneys' fees) resulting from any suit, demand, or claim by any third party alleging facts or circumstances which involve any infringement of intellectual property of the third party resulting from LICENSEE'S use of the Licensed Products and Licensed Technology pursuant to this Agreement.

XVII. Export

The parties acknowledge that the intellectual property licensed under this Agreement may be subject to export controls under the laws of the various countries of the Licensed Territory. This Agreement is expressly made subject to any relevant laws, regulations, orders or other restrictions regarding transfer of information/technology within the Territory. Each Party shall comply with all such laws, regulations, orders, or other restrictions and agrees not to knowingly export, re-export or transfer information/technology without first obtaining all required authorizations or licenses.

XVIII. Notice

Any notice required or permitted to be given under this Agreement shall be sufficient if: (i) in writing and sent by first class mail with postage prepaid to the Party to whom the same is directed at the address noted below; (ii) sent by facsimile and confirmation of receipt thereof is documented; or (iii) sent by electronic mail and confirmation of receipt thereof is documented. The effective date for notices sent by first class mail shall be ten (10) business days after deposit in the mail and the effective date of a notice sent via facsimile shall be the date shown on the confirmation receipt. Either Party may change its address for purposes of the Agreement by giving the other Party notice in writing of the new address.

LICENSEE	LICENSOR
Name: AgriFORCE Growing Systems Ltd	Name: Radical Clean Solutions Ltd
	Attention: Roger M. Slotkin CEO
Address: 300-2233 Columbia Street, Vancouver, BC V5Y 0M6 Canada	Address: 82 Pacific Blvd. Long Beach NY 11561 USA
Email: office@agriforcegs.com	Email: rsmgtny@gmail.com
Fax: n/a	Fax: n/a
With a copy to:	With a copy to:
Name: Ingo Mueller	Name: Leslie Marlow
Title: CEO	Title: Attorney
Address: 300-2233 Columbia Street, Vancouver, BC V5Y 0M6 Canada	Address: 200 Broadhollow Rd. Melville, NY 11747
Email: imueller@agriforcegs.com	Email: lmarlow@gracinmarlow.com
Fax: n/a	Fax: n/a

XIX. Enforceability

If any term, covenant, condition, or provision hereof is deemed illegal or unenforceable, the remainder of the Agreement shall not be affected thereby and each remaining term, covenant, condition, and provision shall be valid and enforceable to the fullest extent permitted by law. The invalid term, covenant, condition, or provision shall be replaced with a valid provision that is closest in financial terms to that which the parties attempted to achieve with the invalid provision.

XX. Governing Law

This Agreement shall be construed, enforced and governed in accordance with the laws of the Province of British Columbia and federal laws of Canada, without regard to principles of conflicts of laws. Any disputes relating to this Agreement shall be subject to the exclusive jurisdiction of the provincial courts of British Columbia or the Federal Court of Canada, and LICENSEE and LICENSOR hereby waive any ability to challenge such jurisdiction.

XXI. Entire Agreement

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. All prior agreements between the parties, whether written or oral, are merged herein and shall be of no force or effect.

XXII. Amendments

This Agreement may only be changed, modified, or discharged by an amendment in writing, signed by the Party against whom enforcement of the change, modification, or discharge is sought.

XXIII. Assignment

The rights and licenses granted by LICENSOR in this Agreement are personal to LICENSEE and may not be assigned or otherwise transferred without the written consent of LICENSOR. Any attempted assignment or transfer without such consent shall be void and shall automatically terminate all rights of the LICENSEE under this Agreement.

The rights and licenses granted by LICENSEE in this Agreement are personal to LICENSOR and may not be assigned or otherwise transferred without the written consent of LICENSEE. Any attempted assignment or transfer without such consent shall be void and shall automatically terminate all rights of the LICENSOR under this Agreement.

XXIV. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which constitute one and the same agreement. The Agreement shall not enter into effect until both parties have executed the Agreement.

IN WITNESS WHEREOF, the parties hereto have, through their duly authorized representatives, executed this Agreement below.

LICENSEE	LICENSOR
Print Name: Ingo Mueller	Print Name: Roger M. Slotkin
Title: CEO, AgriFORCE Growing Systems	Title: CEO
Date: February 18, 2022	Date: February, ____ 2022

APPENDIX A – LICENSED PATENTS

PROACTIVE AIR/SURFACE DECONTAMINATION SYSTEM AND DEVICES

- Original omnibus Patent Application serial number 17/545,919 filed December 8, 2021
- Aircraft Patent application serial number 17/590,270 filed February 1, 2022.
- Agricultural Greenhouse Utility Patent file 320202 (filing receipt to follow)

APPENDIX B – TRADEMARKS

Trademarks to be used in the Territory and Field of Use

	TRADEMARK
1	RADICAL CLEAN SOLUTION LTD.
2	AN IMMUNE SYSTEM FOR YOUR ENVIRONMENT